Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, February 24, 2015	Jim Shaw (952) 887-3816

DONALDSON REPORTS SECOND QUARTER EARNINGS

Quarterly Sales up 7% in Constant Currencies

MINNEAPOLIS (February 24, 2015) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its Fiscal 2015 second quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended January 31				Six Months Ended January 31
	2015	2014	Change		2015	2014	Change
Net sales	$597	$582	3%		$1,193	$1,181	1%
Operating income	68	72	(6%	)	145	164	(12%	)
Net earnings	50	58	(14%	)	105	120	(13%	)

Diluted EPS	$0.35	$0.39	$(0.04)		$0.75	$0.80	$(0.05)

The following table adjusts our reported quarterly net earnings and diluted earnings per share (EPS) for the impact of the strengthened U.S. dollar, a $3.9 million charge associated with the previously announced lump sum settlement of our U.S. pension plan, $0.7 million of costs associated with the closing of our Grinnell, Iowa, facility, and removes the impact of the $6.4 million, or $0.04, in tax benefits related to the favorable settlement of an audit in the prior year quarter:

	Adjusted Three Months Ended January 31
	2015	2014	Change Before FX	Adjusted For FX
Adjusted net sales	$597	$582	3%	7%
Adjusted operating income	73	73	—	7%
Adjusted net earnings	52	52	—	5%

Adjusted Diluted EPS	$0.37	$0.35	$0.02	$0.04

“We achieved solid constant currency sales growth of 7 percent in the quarter. The following are the drivers of our sales stated in constant currencies. Our Gas Turbine Products doubled over last year. Our Aerospace and Defense and On-Road businesses grew 16 and 12 percent, respectively. These increases and a modest sales increase in our Engine Aftermarket business were partially offset by an 18 percent decline in Off-Road Products, as a result of continued weak conditions in the global agriculture market and in the construction and mining markets in Asia Pacific. Overall, the currency headwinds were significant in the quarter and decreased our reported sales by $28 million compared to the prior year,” said Bill Cook, Donaldson’s CEO.

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Donaldson Company, Inc.

February 24, 2015

“Our reported operating margin decreased from the prior year quarter but included a $3.9 million charge for the previously announced lump sum settlement of our U.S. pension plan. We also incurred $0.7 million of costs associated with the closing of our Grinnell, Iowa, facility. The effect of these two items was a $0.02 reduction to our reported diluted EPS of $0.35. Also as a reminder, the prior year quarter included $6.4 million, or $0.04, in tax benefits related to the favorable settlement of a tax audit.”

“We expect global economic conditions to improve only slightly over the next year. In addition to the negative impact of the stronger U.S. dollar, the slow growth of the global economy combined with ongoing weak commodity prices is projected to have a negative impact on most of our OEM Customers’ sales, and as a result, ours. The slow global capital investment environment also negatively impacts our first-fit Dust Collector equipment sales. We have updated our outlook for Fiscal 2015 to reflect these conditions and an ongoing negative translation impact from the stronger U.S. dollar. Overall, we now expect our full-year sales to be flat to down 3 percent, which should result in Fiscal 2015 diluted EPS of between $1.65 and $1.85 per share, excluding restructuring and pension lump sum settlement expenses.”

“Since current conditions in many of our end markets remain weak, we will implement additional productivity improvement and restructuring actions during the balance of this fiscal year. This will allow us to continue to invest in our key growth initiatives as we execute our plan to grow to $5 billion in revenues by Fiscal 2021.”

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $27.5 million, or 4.8 percent, during the quarter and decreased sales by $38.6 million, or 3.3 percent, year-to-date. The impact of foreign currency translation decreased reported net earnings by $2.7 million, or 4.7 percent, during the quarter and decreased net earnings by $3.9 million, or 3.3 percent, year-to-date. The percentage change in revenue in each of our businesses and the percentage change excluding the impact of foreign currency is as follows:

	Three Months Ended January 31, 2015				Six Months Ended January 31, 2015
	Reported Change		Constant Currency Change		Reported Change		Constant Currency Change
Engine Products segment:
Off-Road Products	(23%	)	(18%	)	(20%	)	(17%	)
On-Road Products	6%		12%		10%		14%
Aftermarket Products	1%		5%		4%		7%
Aerospace and Defense Products	13%		16%		(3%	)	(1%	)
Total Engine Products segment	(3%	)	1%		(1%	)	2%

Industrial Products segment:
Industrial Filtration Solutions Products	(2%	)	3%		(1%	)	2%
Gas Turbine Products	91%		100%		39%		45%
Special Applications Products	—%		4%		—%		3%
Total Industrial Products segment	13%		19%		6%		9%

Total Company	3%		7%		1%		4%

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Donaldson Company, Inc.

February 24, 2015

Gross margin was 34.4 percent for the quarter and 34.7 percent year-to-date, compared to prior year margins of 34.7 percent and 35.2 percent, respectively. The decreases are primarily attributable to the negative impact of lower fixed cost absorption due to reductions in our OEM Customer production volumes, a negative mix impact from the increase in large Gas Turbine project shipments, and the costs associated with the closing of our Grinnell, Iowa, facility. These decreases were partially offset by benefits from our Continuous Improvement initiatives.

Operating expenses for the quarter were $137.2 million, up 6.0 percent from last year. As a percent of sales, operating expenses were 23.0 percent compared to last year’s 22.3 percent. Operating expenses year-to-date were $269.3 million, or 22.6 percent of sales, compared to $252.2 million, or 21.4 percent of sales, last year. The increase for both periods was primarily attributable to our lump sum pension settlement and our sales growth related initiatives.

Our effective tax rate for the quarter was 27.0 percent, compared to the prior year rate of 22.1 percent. The prior year quarter included $6.4 million in tax benefits related to the favorable settlement of a tax audit. The year-to-date effective tax rate was 27.3 percent, compared to the prior year rate of 27.6 percent.

Our operating margin for the quarter was 11.4 percent, which includes the $4.6 million of pension settlement and restructuring charges, down 100 basis points from the prior year. Year-to-date operating margin was 12.2 percent, down 170 basis points from Fiscal 2014.

As part of our ongoing share repurchase program we repurchased 1,045,000 shares for $39.9 million during the quarter. Year-to-date we have repurchased 4,387,000 shares, or 3.1 percent of our diluted outstanding shares, for $174.2 million.

FY15 Outlook

•	We now project our Company’s sales to be between $2.40 and $2.50 billion. Our forecast is based on the Euro at US$1.13 and 117 Yen to the US$.

•	Our full-year operating margin forecast is 13.6 to 14.4 percent. Included in this forecast is approximately $10 million in operating expense increases for our Global ERP project and specific sales growth initiatives. This excludes the $3.9 million charge associated with the lump sum settlement of our U.S. pension plan recorded in the second quarter and our forecasted full-year restructuring charges.

•	Our FY15 tax rate is anticipated to be between 27 and 29 percent.

•	We forecast our full-year Fiscal 2015 adjusted diluted EPS to be between $1.65 and $1.85, excluding restructuring and pension lump sum settlement expenses.

•	We project that cash generated by our operating activities will be between $245 and $285 million. Capital spending is estimated to be between $90 and $100 million.

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Donaldson Company, Inc.

February 24, 2015

Engine Products: We now forecast our FY15 sales growth to be down 0 to 3 percent, including the impact of foreign currency translation. In local currency, sales are forecasted to increase 1 percent to 5 percent.

•	Our On-Road OEM Customers are expecting to increase production of heavy- and medium-duty trucks in 2015.

•	Demand from our Off-Road OEM Customers is anticipated to be mixed: build rates of construction equipment are expected to continue improving moderately in North America, remain stable in Europe and continued weak in Asia, build rates of agriculture equipment are forecasted to decrease in all regions, and build rates of mining equipment are expected to remain weak.

•	We are anticipating continued strong growth for our Engine Aftermarket business globally. Utilization rates for off-road equipment and on-road heavy truck fleets are expected to continue improving. We should also benefit from our continued expansion into emerging economies, the increasing number of first-fit systems installed in the field with our proprietary filters, and through continued expansion of our product portfolio.

•	We forecast a mid-single digit sales increase for our Aerospace and Defense business compared to last year as the continued slowdown in U.S. military activity should be mostly offset by growth from our commercial aerospace sales.

Industrial Products: We forecast sales to increase 0 to 3 percent, including the impact of foreign currency translation. In local currency, sales are forecasted to increase 5 to 8 percent.

•	Our Industrial Filtration Solutions’ sales are projected to be flat to 4 percent down. We anticipate our replacement filter sales will remain strong due to improving general manufacturing conditions but not strong enough to offset currency headwinds.

•	We anticipate our Gas Turbine sales will increase 20 to 26 percent due to awarded large turbine power generation projects and stronger aftermarket sales. This forecast includes $15 to $18 million from the Northern Technical acquisition, which was completed last September.

•	We forecast our Special Applications’ sales to be slightly down with improved demand for our semiconductor and venting products being offset by lower membrane sales and currency headwinds.

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Donaldson Company, Inc.

February 24, 2015

About Donaldson Company

In 2015, Donaldson celebrates a century of providing global filtration solutions that improve people’s lives, enhance Customers’ equipment performance, and protect the environment. The 100-year-old, technology-driven Company is committed to satisfying Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Over 12,800 dedicated employees contribute to the Company’s success by supporting Customers at more than 140 sales, manufacturing, and distribution locations around the world. In Fiscal 2014, Donaldson reported sales of $2.5 billion and record earnings per share.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, whose shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, information security and data breaches, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, including political unrest in the Middle East and Ukraine, health outbreaks, natural disasters, and all of the other risk factors included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

February 24, 2015

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2015	2014	2015	2014
Net sales	$596,944	$581,622	$1,193,454	$1,181,006

Cost of sales	391,469	379,974	778,927	764,964

Gross profit	205,475	201,648	414,527	416,042

Operating expenses	137,249	129,540	269,329	252,187

Operating income	68,226	72,108	145,198	163,855

Other income, net	(3,313)	(4,773)	(7,138)	(6,427)

Interest expense	3,728	1,999	7,242	4,613

Earnings before income taxes	67,811	74,882	145,094	165,669

Income taxes	18,281	16,542	39,617	45,737

Net earnings	$49,530	$58,340	$105,477	$119,932

Weighted average shares outstanding	137,954,594	146,957,131	138,768,007	147,140,135

Diluted shares outstanding	139,661,287	149,021,755	140,587,668	149,204,090

Net earnings per share	$0.36	$0.40	$0.76	$0.82

Net earnings per share assuming dilution	$0.35	$0.39	$0.75	$0.80

Dividends paid per share	$0.165	$0.140	$0.330	$0.270

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Donaldson Company, Inc.

February 24, 2015

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	January 31 2015	July 31 2014
ASSETS

Cash and cash equivalents	$228,998	$296,418
Short-term investments	28,220	127,201
Accounts receivable, net	431,498	474,157
Inventories, net	272,007	253,351
Prepaids and other current assets	100,966	74,150

Total current assets	1,061,689	1,225,277

Other assets and deferred taxes	323,056	265,469
Property, plant, and equipment, net	465,505	451,665

Total assets	$1,850,250	$1,942,411

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$188,061	$216,603
Employee compensation and other liabilities	185,002	205,936
Short-term borrowings	322,160	185,303
Current maturity long-term debt	1,830	1,738

Total current liabilities	697,053	609,580

Long-term debt	240,896	243,726
Other long-term liabilities	87,511	86,622

Total liabilities	1,025,460	939,928

Equity	824,790	1,002,483

Total liabilities and equity	$1,850,250	$1,942,411

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Donaldson Company, Inc.

February 24, 2015

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Six Months Ended January 31
	2015	2014
OPERATING ACTIVITIES

Net earnings	$105,477	$119,932
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	37,399	33,167
Changes in operating assets and liabilities	(70,956)	94
Tax benefit of equity plans	(5,383)	(6,864)
Stock compensation plan expense	7,677	7,137
Loss on sale of business	—	905
Other, net	11,195	(2,766)
Net cash provided by operating activities	85,409	151,605

INVESTING ACTIVITIES

Net expenditures on property and equipment	(50,969)	(42,848)
Net change in short-term investments	87,474	650
Acquisitions, net of cash acquired	(96,651)	—
Net cash used in investing activities	(60,146)	(42,198)

FINANCING ACTIVITIES

Purchase of treasury stock	(174,213)	(66,331)
Net change in debt and short-term borrowings	135,880	16,236
Dividends paid	(45,695)	(39,414)
Tax benefit of equity plans	5,383	6,864
Exercise of stock options	8,147	10,331
Net cash used in financing activities	(70,498)	(72,314)

Effect of exchange rate changes on cash	(22,185)	(2,112)

Increase (decrease) in cash and cash equivalents	(67,420)	34,981

Cash and cash equivalents – beginning of year	296,418	224,138

Cash and cash equivalents – end of period	$228,998	$259,119

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Donaldson Company, Inc.

February 24, 2015

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended January 31, 2015:
Net sales	$357,109	$239,835	—	$596,944
Earnings before income taxes	41,436	37,446	(11,071)	67,811

3 Months Ended January 31, 2014:
Net sales	$369,675	$211,947	—	$581,622
Earnings before income taxes	47,294	28,032	(444)	74,882

6 Months Ended January 31, 2015:
Net sales	$747,829	$445,625	—	$1,193,454
Earnings before income taxes	94,596	65,089	(14,591)	145,094

6 Months Ended January 31, 2014:
Net sales	$758,791	$422,215	—	$1,181,006
Earnings before income taxes	109,367	59,175	(2,873)	165,669

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2015	2014	2015	2014
Engine Products segment:
Off-Road Products	$63,703	$82,298	$137,257	$171,511
On-Road Products	31,718	29,828	68,475	62,317
Aftermarket Products	235,576	234,362	492,115	473,234
Aerospace and Defense Products	26,112	23,187	49,982	51,729
Total Engine Products segment	$357,109	$369,675	$747,829	$758,791

Industrial Products segment:
Industrial Filtration Solutions Products	$130,191	$132,847	$260,721	$264,278
Gas Turbine Products	63,923	33,461	94,953	68,101
Special Applications Products	45,721	45,639	89,951	89,836
Total Industrial Products segment	$239,835	$211,947	$445,625	$422,215

Total Company	$596,944	$581,622	$1,193,454	$1,181,006

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Donaldson Company, Inc.

February 24, 2015

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended January 31				Six Months Ended January 31
	2015		2014		2015		2014
Net cash provided by operating activities	$36,079		$52,686		$85,409		$151,605
Net capital expenditures	(24,012)		(22,318)		(50,969)		(42,848)
Free cash flow	$12,067		$30,368		$34,440		$108,757

Net earnings	$49,530		$58,340		$105,477		$119,932
Income taxes	18,281		16,542		39,617		45,737
Interest expense	3,728		1,999		7,242		4,613
Depreciation and amortization	19,270		16,900		37,399		33,167
EBITDA	$90,809		$93,781		$189,735		$203,449

Operating income	$68,226		$72,108		$145,198		$163,855
Restructuring charges	681	(a)	585	(c)	681	(a)	2,232	(d)
Pension lump sum settlement charge	3,906	(b)	—		3,906	(b)	—

Adjusted Operating Income	$72,813		$72,693		$149,785		$166,087

Net earnings	$49,530		$58,340		$105,477		$119,932
Restructuring charges, net of tax	422	(a)	418	(c)	422	(a)	1,861	(d)
Pension lump sum settlement charge, net of tax	2,422	(b)	—		2,422	(b)	—
Tax audit settlement	—		(6,392	)(e)	—		(6,392	)(e)

Adjusted Net Earnings	$52,374		$52,366		$108,321		$115,401

Diluted EPS	$0.35		$0.39		$0.75		$0.80
Restructuring charges per share, net of tax	—	(a)	—	(c)	—	(a)	0.01	(d)
Pension lump sum settlement charge, net of tax	0.02	(b)	—		0.02	(b)	—
Tax audit settlement	—		(0.04	)(e)	—		(0.04	)(e)

Adjusted Diluted EPS	$0.37		$0.35		$0.77		$0.77

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Donaldson Company, Inc.

February 24, 2015

(a) Current year restructuring charges include accrued severance, project management fees, warehousing costs, moving expenses, and supplies and equipment related to the closing of our Grinnell, IA facility.

(b) The pension lump sum settlement charge relates to the Company’s offer to settle liabilities with certain vested participants in our U.S. pension plans.

(c) The prior year quarter restructuring charges include severance costs associated with a reduction in workforce in our Wuxi, China facility due to decreased customer demand.

(d) The prior year restructuring charges include severance costs associated with a reduction in workforce in our Wuxi, China and Duelmen, Germany facilities due to decreases in customer demand and expenses associated with the sale of our Flensburg, Germany facility in the first quarter of Fiscal 2014.

(e) The prior year tax audit settlement relates to favorable settlement of an audit in the prior year quarter.

Although free cash flow, EBITDA, adjusted operating income, adjusted net earnings, and adjusted diluted EPS are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. We evaluate our results of operations both on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to our prior period reports results. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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